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                                                                  EXHIBIT 10.4


















                           DEFERRED COMPENSATION PLAN

                              FOR KEY EMPLOYEES OF

                          SDI OPERATING PARTNERS, L.P.


                       (Effective as of December 1, 1996)

                           DEFERRED COMPENSATION PLAN
                              FOR KEY EMPLOYEES OF
                          SDI OPERATING PARTNERS, L .P.



         In recognition of the services provided to SDI Operating Partners, L.P. ("SDI") by certain officers, key management and highly compensated employees, SDI maintains the Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P. (the "Plan") to offer such employees opportunities to defer receipt of a portion of their compensation, including any bonuses and any amounts credited to the accounts of such employees or which otherwise may become payable to such employees under other incentive compensation programs maintained by SDI or any of its predecessors. The Plan shall be effective as of December 1, 1996 under the terms and conditions hereinafter set forth.


                                TABLE OF CONTENTS


                                                                       Page

Article 1  Definitions and Construction...............................   1

Article 2  Benefits...................................................   3

Article 3  Distributions to Participants..............................   5

Article 4  Emergency Benefits.........................................   7

Article 5  Accelerated Distribution...................................   7

Article 6  Vesting....................................................   8

Article 7  Funding....................................................   8

Article 8  Administration.............................................   9

Article 9  Amendment and Termination..................................  10

Article 10 Miscellaneous..............................................  10

                                    ARTICLE 1

                          DEFINITIONS AND CONSTRUCTION


                  Sec. 1.01 Definitions. Whenever used in this Plan:

                  "Account" means the entire interest of a Participant in the Plan.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature and purpose.

                  "Compensation" means the sum of (a) the base salary, including any compensation deferrals made under this Plan or any 401(k) plan or section 125 plan maintained by SDI, (b) any bonuses earned by an Employee during the applicable period and (c) any amounts previously deferred under other incentive compensation programs maintained by SDI or any of its predecessors which shall become payable during the applicable period.

                  "Compensation Deferral" means the amount or amounts of a Participant's Compensation deferred under the provisions of Article 2.

                  "Earnings Crediting Options" means the options selected by the Participant from time to time pursuant to which earnings are credited to the Participant's Account.

                  "Effective Date" means December 1, 1996.

                  "Eligible Employee" means an Employee who is an officer or key management employee of SDI who is eligible to participate in the Plan as designated by the Plan Administrator in its sole discretion.

                  "Employee" means any individual employed by SDI, as determined in accordance with the then current personnel policies and practices of SDI.

                  "Enrollment Agreement" means the authorization form which an Eligible Employee files with the SDI to participate in the Plan.

                  "Participant" means (a) any Eligible Employee who makes a Compensation Deferral pursuant to Section 2.01, or (b) any former Eligible Employee who has a balance in his or her Account greater than zero.

                  "Plan" means the Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P., effective as of December 1, 1996 and as the same may thereafter be amended from time to time.

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                  "Plan Administrator" means the Chairman and Chief Executive
Officer and the President and Chief Operating Officer of SDI or either of them or any other senior executive of SDI designated by either of them to be responsible for administering this Plan.

                  "Plan Year" means the calendar year, except the first Plan Year shall be the period from the Effective Date to December 31, 1996.

                  "Retirement" means the termination of the Participant's Service with SDI (for reasons other than death or cause) at or after age 55. For purposes hereof, the term "cause" shall mean termination by SDI for failure of the Participant to perform his or her duties (other than by reason of illness, injury or incapacity), dishonesty, willful misconduct or conviction of a crime involving moral turpitude.

                  "SDI" means SDI Operating Partners, L.P. and such affiliated entities as designated by the Plan Administrator, in its sole discretion, as the participating employers of this Plan and any successors in interest thereto. For purposes of any forms or documents, including the Enrollment Agreement, that are prepared in connection with the implementation of this Plan, any reference to SDI or SDI Operating Partners, L.P. shall be deemed to include the reference to affiliated entities of SDI Operating Partners, L.P. that are designated by the Plan Administrator as participating employers under this Plan.

                  "Service" means service as an employee of SDI.

                  "Termination Date" means the date of termination of a Participant's Service with SDI. Notwithstanding the foregoing, a Participant's Service will not be considered terminated as long as he or she is receiving benefits under the terms of any long-term disability plan maintained by SDI.

                  "Valuation Date" means the last day of each calendar quarter and such other time or times as the Plan Administrator shall determine.


                  Sec. 1.02 Gender and Number. The masculine pronoun shall include the feminine; the singular shall include the plural; and vice versa.

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                                    ARTICLE 2

                                    BENEFITS


                  Sec. 2.01 Participant Compensation Deferral Amounts.

                  (a) For such Plan Years as the Plan Administrator shall determine, each Eligible Employee may irrevocably elect in writing to defer a portion of his or her Compensation for the Plan Year, as determined in paragraph
(d), as deferred compensation, subject to such rules and procedures as the Plan Administrator deems appropriate. In all events, each such election shall be made prior to the last day of the Plan Year preceding the Plan Year in which such Compensation is earned with respect to base salary or bonuses. Notwithstanding the foregoing, with respect to the Plan Year during which the Plan Administrator first permits Eligible Employees to make elections hereunder or during which an individual first becomes an Eligible Employee, the affected Eligible Employee may make an irrevocable written election within thirty (30) days of the date as of which such elections may first be made or within thirty (30) days of becoming an Eligible Employee, as the case may be, to defer a portion of his or her Compensation for the remainder of such Plan Year; provided, in the latter case, the Plan Administrator has determined to permit deferrals for such Plan Year.

                  (b) An Eligible Employee may make an irrevocable written election, within thirty (30) days of the Effective Date, to defer under this Plan any amounts previously deferred or credited to an account on the books of SDI on behalf of such Eligible Employee which otherwise may become due and payable to such Eligible Employee on or after January 1, 1997 under the SDI Operating Partners, L.P. Long-Term Performance Share Plan, the SDI Operating Partners, L.P. Deferred Compensation Plan for Division Presidents, or the SDI operating Partners, L.P. (formerly the Sun Distributors, Inc.) Long-Term Performance Award Plan or any other incentive compensation or deferred compensation plan maintained by SDI, subject to such rules and procedures as the Plan Administrator shall deem appropriate.

                  (c) An Eligible Employee may defer under this Plan any amounts deferred or credited to an account on the books of SDI on behalf of such Eligible Employee which otherwise may become due and payable to such Eligible Employee during any Plan Year beginning on or after January 1, 1998, by making an irrevocable written election prior to the first day of such Plan Year and at least 90 days prior to the date such amounts would otherwise become due and payable.

                  (d) A Participant's Compensation Deferral amount to be deferred and credited to the Participant's Account under the Plan, for a Plan Year, shall not exceed such percentage of the Participant's base salary or bonus components of his Compensation for such Plan Year as the Plan Administrator shall determine.

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                  Sec. 2.02 Investment of Accounts. Each Account will be
credited quarterly either with interest or the earnings crediting options offered by the Plan Administrator and selected by the Participant.

                  (a) Interest Crediting Option. Each Participant Account will be credited with interest in the following manner:

                      (i) Interest will be credited at a rate (determined as of
            the first business day of each year) equal to the higher of the yield on six-month CoreStates savings certificates or the average 90 and 180-day U.S. Treasury Bill Yield (rounded upward to the nearest 1/4 of 1%).

                      (ii) Interest will be credited on a daily compounding
            basis to yield the annualized rate determined in Section 2.02(a)(i), subject to proration with respect to any payments made during a quarter.

                  (b)      Earnings Crediting Options.

                      (i) A Participant's Account shall be credited with
            earnings in accordance with the Earnings Crediting Option elected by the Participant from time to time. Participants may allocate their Accounts among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five (5) percent. The rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of such investment fund as the Plan Administrator may designate from time to time as specified in Exhibit A, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges as determined by the Plan Administrator. The Plan Administrator reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, or to disregard Participants' investment allocations and credit their existing Account with the Interest Crediting Option, provided, however, that any such change in the Earnings Crediting Options available under the Plan, including the crediting by the Plan Administrator of a fixed rate of interest in place of Participants' investment allocations, will only affect the rate at which earnings will be credited to Participants' Accounts on a prospective basis, and will not affect the value of Participants' existing Accounts, including any earnings credited under the Plan up to the date of such change.

                      (ii) A Participant may change the Earnings Crediting
            Options among which his Account is allocated not more frequently than four (4) times per Plan Year. Each such change may include (1) reallocation of the Participant's existing Account in increments of five (5) percent, and/or (2) changes in investment allocation of amounts to be credited to the Participant's Account in the future, as the Participant may elect. Notwithstanding the foregoing, however, in the event the Plan Administrator deletes an Earnings Crediting Option, a Participant whose Account is allocated to such Earnings Crediting Option, in whole or in part, shall be entitled to reallocate his Accounts and/or any amounts to be credited in the future to such Accounts among the remaining Earnings Crediting Options, at the time of such deletion, without regard to the annual limit of four (4) such changes.

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                      (iii) Notwithstanding that the rates of return credited to
            Participants' Accounts under the Earnings Crediting Options are based upon the actual performance of the investment funds selected by the Participant from among the options designated by the Plan Administrator and specified in Exhibit A, SDI shall not be obligated to invest any amounts deferred by a Participant under this Plan, or any other amounts, in such portfolios or in any other investment funds.

                  Sec. 2.03. Valuation of Account.

                  (a) SDI shall establish a bookkeeping Account to which will be credited an amount equal to the Participant's Compensation Deferrals made under this Plan. Compensation Deferral amounts shall be credited to the Account on the first business day following the date such amounts otherwise would have been payable to the Participant. The Account shall be reduced to reflect any distributions from such Account. Such reductions shall be allocated to the Account as of the date such distributions are made. The funds applicable to the Accounts shall be subject to claims by SDI's general creditors in the event of insolvency.

                  (b) As of each Valuation Date, income, gain and loss equivalents (determined as if the Account is invested in the manner set forth under Section 2.02, hereof) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Participant's Account, as applicable.

                  (c) Anything contained herein to the contrary notwithstanding, amounts credited to a Participant's Account shall commence to be credited with interest or earnings under Section 2.02 within thirty (30) days of the date such amounts are credited to the Participant's Account, as determined by the Plan Administrator.


                                    ARTICLE 3

                          DISTRIBUTIONS TO PARTICIPANTS

                  Sec. 3.01 Election of Distribution Option. In the first completed and fully executed Enrollment Agreement filed with the Plan Administrator, an Eligible Employee shall elect the time and manner of payment pursuant to which his Account will be distributed. Unless otherwise permitted by the Plan Administrator, (a) such distribution election shall be effective for all Compensation Deferrals made for the three year period subsequent to such election and thereafter unless changed by the Participant, (b) a Participant may only change his or her distribution options once every three years, and (c) any change shall be prospective only and shall apply to all Compensation Deferrals made during the following three year period. With respect to any Participant who

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has elected more than one distribution option pursuant to this Section 3.01, all references to the Participant's Account in this Article 3 (and other references in the Plan to the Participant's Account pertaining to distributions) shall refer to the portion of such Participant's Account with respect to which the distribution option has been elected.

                  Sec. 3.02 Retirement Distribution Option. Subject to the provisions of this Article 3, distribution of the Participant's Account shall commence, as elected by the Participant in accordance with Section 3.01, upon
(a) the Participant's Retirement or Termination Date, (b) the later of the Participant's Retirement or Termination Date, or his or her attainment of age 65, or (c) a specified date which shall not be less than five (5) years from the last date on which the Compensation Deferral was made, as elected by the Participant in accordance with Section 3.01. Anything contained in Section 3.02 to the contrary notwithstanding, in no event may a specific payment date under
(c) above be less than five years from the date the Compensation Deferral amounts to which such election relates would otherwise have been payable.

                  Sec. 3.03 Benefits Upon Retirement. In the case of a Participant whose Service with SDI terminates on account of his Retirement, the Participant's Account shall be distributed in one of the following methods, as elected by the Participant in accordance with Section 3.01: (i) in a lump sum;
(ii) in five (5), ten (10), fifteen (15) or twenty (20) annual installments, or
(iii) by any other formula that is mathematically derived, as long as it does not exceed the Participant's projected mortality. Any lump-sum benefit payable in accordance with this Section shall be paid between February 1 and February 28 of the Plan Year following the Plan Year in which occurs the Participant's Retirement or, his attainment of age 65, if later and elected as the distribution date by the Participant in accordance with Section 3.01, in an amount equal to the value of such Account as of the last business day of the month preceding the date of payment. Annual installment payments, if any, shall commence between February 1 and February 28 of the Plan Year following the Plan Year in which occurs the Participant's Retirement, or his attainment of age 65, if later and elected as the distribution date by the Participant in accordance with Section 3.01, in an amount equal to (i) the value of such Account as of the last business day of the month preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in accordance with Section 3.01. The remaining annual installments shall be paid not later than February 28 of each succeeding year in an amount equal to (i) the value of such Account as of the last business day of the month preceding the date of payment of the installment, divided by (ii) the number of installments remaining. A Participant may change his election regarding the manner of payment as described in this Section 3.01 of his Account at any time prior to the beginning of the Plan Year in which occurs the Participant's Retirement or his attainment of age 65, if later and elected as the distribution date by the Participant in accordance with Section 3.01.

                  Sec. 3.04 Benefits Upon Termination of Employment. In the case of a Participant whose Service with SDI terminates prior to the earliest date on which he is eligible for Retirement, other than on account of his death, the value of the Participant's Account as of the last business day of the month preceding the date of payment shall be distributed in a lump sum as soon as practicable following the Participant's Termination Date or attainment of age 65, if later and elected as the distribution date by the Participant in accordance with Section 3.01. Anything contained in this Plan and any election by any Participant to the contrary notwithstanding, SDI reserves the right in its sole discretion, to cause a Participant's Account to be distributed in a lump sum as soon as practicable following such Participant's Termination Date.

                  Sec. 3.05 Benefits Upon a Specified Distribution Date. The value of a Participant's Account as of the last business day of the month preceding the date of payment for which the Participant has elected a specified distribution date under Section 3.02 shall be distributed in a lump sum as soon as practicable following such distribution date.

                  Sec. 3.06 Benefits Upon Death. In the event of a Participant's death prior to the complete distribution of his or her Account pursuant to
Article 3, the value of the Participant's remaining Account as of the last business day of the month preceding the date of payment under the Plan shall be paid to the Participant's designated beneficiary or, if none, to the Participant's surviving spouse or, if none, to the Participant's estate in cash in a single sum as soon as administratively practicable following the completion of the first valuation of the Participant's Account pursuant to Section 2.03 which coincides with or next follows the Participant's death.

                                    ARTICLE 4

                               EMERGENCY BENEFITS


                  Sec. 4.01 Emergency Benefit. In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, SDI shall pay to the Participant from his or her Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to
Section 10.08. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. With respect to that portion of the Account which is distributed to a Participant as an emergency benefit, in accordance with this
Section 4.01, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an emergency benefit in any Plan Year shall have his or her then current elections with respect to Compensation Deferrals automatically revoked for the remainder of such Plan Year. It is intended that the Plan Administrator's determination as to whether a Participant has suffered an "unforeseeable financial emergency" shall be made consistent with the requirements under section 457 (d) of the Code.

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                                    ARTICLE 5

                            ACCELERATED DISTRIBUTION

                  Sec. 5.01 Availability of Withdrawal Prior to Retirement. Upon his or her written election, a Participant may elect to withdraw all or a portion of his or her Account at any time prior to the time such Account otherwise becomes payable under the Plan, provided the conditions specified in
Section 5.03, Section 5.04 and Section 5.05 are satisfied.

                  Sec. 5.02 Acceleration of Periodic Distributions. Upon his or her written election, a Participant or Participant's Beneficiary who is receiving installment payments under the Plan may elect to have the remaining installments distributed in the form of an immediately payable lump sum, provided the condition specified in Section 5.03 is satisfied.

                  Sec. 5.03 Forfeiture Penalty. In the event of a withdrawal pursuant to Section 5.01, or an accelerated distribution pursuant to Section 5.02, the Participant shall forfeit from his Account from which the withdrawal is made an amount equal to 10% of the amount of the withdrawal or accelerated distribution, as the case may be. The forfeited amount shall be deducted from the applicable Account prior to giving effect to the requested withdrawal or acceleration. The Participant and his or her Beneficiary shall not have any right or claim to the forfeited amount, and SDI shall have no obligation whatsoever to the Participant, his or her Beneficiary or any other person with regard to the forfeited amount.

                  Sec. 5.04 Minimum Withdrawal. In no event shall the amount withdrawn in accordance with Section 5.01, be less than 25% of the amount credited to the Participant's Account immediately prior to the withdrawal.

                  Sec. 5.05 Suspension from Deferrals. In the event of a withdrawal pursuant to Section 5.01, a Participant who is otherwise eligible to make Compensation Deferrals under Article 2 shall be prohibited from making Compensation Deferrals with respect to the Plan Year immediately following the Plan Year during which the withdrawal was made, and any election previously made by the Participant with respect to Compensation Deferrals for Compensation Plan Year shall be void and of no effect.


                                    ARTICLE 6

                                     VESTING

                  Sec. 6.01 Vesting of Account. Except as provided in Section 6.02, a Participant shall be fully vested in his or her Account at all times.

                  Sec. 6.02 Deferrals From Other Incentive Plans. Any Participant who makes a Compensation Deferral election in accordance with
Section 2.01 with respect to amounts previously deferred or otherwise credited to the account of the Participant on the books of SDI under other incentive compensation or deferred compensation plans of SDI shall vest in the amounts attributable to such Compensation Deferral election in accordance with the terms and conditions pertaining to such amounts under such other plans. Anything contained herein to the contrary notwithstanding, no Participant shall be entitled to a distribution hereunder of any amounts that had not become vested under such other plans.

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                                    ARTICLE 7

                                     FUNDING


                  Sec. 7.01 Funding of Benefits. SDI shall establish a "rabbi trust" to serve as a funding vehicle for the benefits described in the Plan. Notwithstanding the foregoing, the obligation of SDI hereunder shall constitute a general, unsecured obligation, payable solely out of general assets, and no Participant shall have any right to any specific assets of SDI.


                                    ARTICLE 8

                                 ADMINISTRATION


                  Sec. 8.01 Plan Administrator. The Plan Administrator shall be the Plan Administrator for purposes of the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  Sec. 8.02 Duties and Powers of Plan Administrator. The Plan Administrator shall have full power and authority to construe, interpret and administer this Plan and may, to the extent permitted by law, make factual determinations, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan and, subject to Section 8.03, the Plan Administrator's actions in doing so shall be final and binding on all persons interested in the Plan. The Plan Administrator may from time to time adopt rules and regulations governing the operation of this Plan and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan.

                  Sec. 8.03 Claims Procedure.

                  (a) SDI will advise each Participant and Beneficiary of any benefits to which he or she is entitled under the Plan. If any person believes that SDI has failed to advise him or her of any benefit to which he or she is entitled, he or she may file a written claim with the Plan Administrator. The claim shall be reviewed, and a response provided, within a reasonable time after receiving the claim. Any claimant who is denied a claim for benefits shall be provided with written notice setting forth:

                           (1) the specific reasons or reasons for the denial;

                           (2) specific reference to pertinent Plan provisions
on which denial is based;

                           (3) a description of any additional material or
information necessary for the claimant to perfect the claim; and

                           (4) an explanation of the claim review procedure set
forth in paragraph (b) below.

                  (b) Within 60 days of receipt by a claimant of a notice denying a claim under the Plan under paragraph (a), the claimant or his or her duly authorized representative may request in writing a full and fair review of the claim by the Plan Administrator. The Plan Administrator may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Plan Administrator shall make a decision promptly, and not later than 60 days after the Plan Administrator's receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Plan Administrator deems one necessary) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

                                    ARTICLE 9

                            AMENDMENT AND TERMINATION


                  Sec. 9.01 Authority to Amend. SDI may amend the Plan at any time in any manner whatsoever. Notwithstanding the above, no amendment shall operate to reduce the benefit amount accrued on behalf of a Participant on the effective date of the amendment.

                  Sec. 9.02 Right to Terminate. Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of SDI. SDI shall have the right at any time for any reason to terminate the Plan; provided, however, that the Plan termination shall not operate to reduce the amount accrued on behalf of a Participant on the effective date of the Plan's termination.

                                   ARTICLE 10

                                  MISCELLANEOUS


                  Sec. 10.01 No Right to Employment. Nothing contained herein
(a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he or she otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon an Employee the right to continue in the employ of SDI.

                  Sec. 10.02 No Compensation for Other Benefits. Any amounts paid hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which he or she may be entitled under any other arrangement established by SDI for the benefit of its employees.

                  Sec. 10.03 Rights and Obligations. The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of SDI.

                  Sec. 10.04 Payments to Representatives. If any Participant or Beneficiary entitled to receive any benefits hereunder is determined by the Plan Administrator, or is adjudged to be, legally incapable of giving valid receipt and discharge for such benefits, the benefits shall be paid to a duly appointed and acting conservator or guardian, or other legal representative of such Participant or Beneficiary, if any, and if no such legal representative is appointed and acting, to such person or persons as the Plan Administrator may designate. Such payments shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

                  Sec. 10.05 Governing Law. Except to the extent superseded by federal law, the Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

                  Sec. 10.06 Nonalienation. Except as hereinafter provided with respect to family disputes, the rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In cases of family disputes, SDI will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, a Participant agrees to hold SDI harmless from any claim that arises out of SDI's obeying the final order of any state or federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court. For purposes of this
Section 10.06, "family dispute" means a dispute relating to provision of child support, alimony payments, or marital property rights to a spouse, former spouse or other dependent of the Participant.

                  Sec. 10.07 Limitations on Obligations. Neither SDI nor any officer, director or employee thereof shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.

                  Sec. 10.08 Withholding. If SDI is required to withhold amounts under applicable federal, state or local tax laws, rules or regulations, SDI shall be entitled to deduct and withhold such amounts from any cash payment made pursuant to this Plan.

                  Sec. 10.09 Lost Payees. Any benefit payable under the Plan shall be deemed forfeited if the Plan Administrator is unable to locate the Participant or Beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a claim is made by the Participant or Beneficiary for the forfeited benefit.

                  IN WITNESS WHEREOF, SDI has caused this Plan to be executed in its name and behalf this __ day of ____________________, 1996, by its officer thereunto duly authorized.


                                        SDI Operating Partners, LP



                                        By: /s/ Joseph M. Corvino
                                           ---------------------------------
                                           Joseph M. Corvino

                                    EXHIBIT A

Earnings Crediting Option will be based upon the actual performance of the corresponding portfolios of the Hudson River Trust:

                       Money Market
                       Intermediate Government Securities
                       Quality Bond
                       Growth & Income
                       High Yield
                       Aggressive Stock
                       Equity Index
                       Global
                       International
                       Common Stock
                       Asset Allocation Series:  Balanced
                       Asset Allocation Series: Conservative Investors Asset Allocation Series: Growth Investors